Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, July 18, 2017 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and six months ended June 30, 2017. Earnings during the second quarter of 2017 totaled $2.5 million or $0.51 per share, an increase of $704 thousand from $1.8 million or $0.38 per share during the second quarter of 2016. The second quarter earnings of $2.5 million represent the highest level of earnings for any quarter in the history of Plumas Bancorp (the “Company”). Diluted earnings per share increased to $0.49 per share during the three months ended June 30, 2017 from $0.36 per share during the quarter ended June 30, 2016. For the six months ended June 30, 2017, the Company reported net income of $4.6 million or $0.93 per share, an increase of $1.2 million, or 35%, from $3.4 million or 0.70 per share earned during the six months ended June 30, 2016. Earnings per diluted share increased to $0.89 during the six months ended June 30, 2017 up $0.22 from $0.67 during the first six months of 2016.

“On behalf of the Board of Directors, I am very pleased to report excellent results for the second quarter and six months ended June 30, 2017. Significant highlights include: record earnings; record levels of assets; loans and deposits; a 4.51% net interest margin for the second quarter; and a 52.8% efficiency ratio,” commented Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank. Ryback continued, “These accomplishments are the result of strategic investments in both technology for operational efficiencies as well as platforms to expand our deposit gathering capabilities, a highly productive and diversified lending operation, deliberate expense containment, and further building of our non-interest income streams. Additionally, we continue to monitor the competitive landscape and look for opportunities for investment and growth. Our strict attention to both return on investment and expense control will ensure that we have the necessary capital to execute our long-term strategic plan and continue to produce growth and strong returns.”

Ryback added, “On May 15, 2017 we paid a semi-annual $0.14 per share common stock dividend. This represents a $0.04 increase from the $0.10 dividend paid on November 21, 2016 and is reflective of our directors’ desire to provide cash to shareholders, while at the same time retaining an appropriate level of capital to fund the Bank’s ongoing growth.”

Ryback concluded, “I am confident that we will continue to perform well throughout 2017 and, as always, we appreciate the support of our shareholders, clients and personnel.”

Financial Highlights

June 30, 2017 compared to June 30, 2016

●	Total assets increased by $86 million, or 14%, to $690 million.
●	Gross loans increased by $45 million, or 10%, to $476 million compared to $431 million.
●	Total deposits increased by $81 million, or 15%, to $616 million.
●	Total equity increased by $6.5 million to $53 million.
●	Book value per share increased by $0.95, or 10%, to $10.50, up from $9.55.
●	A semi-annual common stock dividend of 14 cents per share was paid on May 15, 2017.
●	In April, 2017 the Company paid off its note payable.
●	In May, 2017 the Company’s outstanding warrant was exercised in a cashless exercise resulting in the issuance of 108,111 common shares.

 Asset Quality

●	Net charge-offs totaled $94 thousand or 0.04% as an annualized percentage of average loans.
●	The allowance for loan losses totaled $6.9 million or 1.44% of ending loans.
●	The ratio of nonperforming loans to total loans decreased to 0.61% from 0.69% and the ratio of nonperforming assets to total assets decreased to 0.54% from 0.96%.

Income Statement

Three months ended June 30, 2017 compared to June 30, 2016

●	Net income increased by $704 thousand or 38%, to $2.5 million.
●	Diluted EPS increased by $0.13, or 36%, to $0.49 from $0.36.
●	Net interest income increased by $1 million to $7 million.
●	Return on average equity increased to 19.7% from 16.3%.
●	Return on average assets increased to 1.54% from 1.23%.

Six months ended June 30, 2017 compared to June 30, 2016

●	Net income increased by $1.2 million or 35%, to $4.6 million.
●	Diluted EPS increased by $0.22, or 33%, to $0.89 from $0.67.
●	Net interest income increased by $1.8 million to $13 million.
●	Return on average equity increased to 18.3% from 15.3%.
●	Return on average assets increased to 1.40% from 1.15%.

Loans, Deposits, Investments and Cash

Gross loans increased by $44.8 million, or 10%, from $431 million at June 30, 2016 to $476 million at June 30, 2017. The three largest areas of growth in the Company’s loan portfolio were $32 million in commercial real estate loans, $8 million in agricultural loans and $6 million in construction loans. The largest decrease in loans was $5 million in residential real estate loans.

Total deposits increased by $81.5 million from $535 million at June 30, 2016 to $616 million at June 30, 2017. This $81.5 million increase includes increases of $48.2 million in non-interest bearing demand deposits, $6.0 million in interest bearing transaction accounts and $32.0 million in money market and savings accounts. Time deposits declined by $4.7 million to $46.4 million or 8% of total deposits. Non-interest bearing demand deposits totaled 42% of the Bank’s total deposits at June 30, 2017. The Company has no brokered deposits.

Total investment securities increased by $12.9 million from $99.4 million at June 30, 2016 to $112.3 million at June 30, 2017. Cash and due from banks increased by $27.9 million from $41.0 million at June 30, 2016 to $68.9 million at June 30, 2017.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2017 were $3.8 million, down from $5.8 million at June 30, 2016. Nonperforming assets as a percentage of total assets decreased to 0.54% at June 30, 2017 down from 0.96% at June 30, 2016. OREO declined by $2 million or 70% from $2.8 million at June 30, 2016 to $844 thousand at June 30, 2017. Nonperforming loans at June 30, 2017 were $2.9 million, down $58 thousand from $3.0 million at June 30, 2016. Nonperforming loans as a percentage of total loans decreased to 0.61% at June 30, 2017, down from 0.69% at June 30, 2016.

During the six months ended June 30, 2017 and 2016 we recorded a provision for loan losses of $400 thousand. Net charge-offs totaled $94 thousand and $48 thousand during the six months ended June 30, 2017 and 2016, respectively. The allowance for loan losses totaled $6.9 million at June 30, 2017 and $6.4 million at June 30, 2016. The allowance for loan losses as a percentage of total loans decreased from 1.49% at June 30, 2016 to 1.44% at June 30, 2017.

Shareholders’ Equity

Total shareholders’ equity increased by $6.5 million from $46.4 million at June 30, 2016 to $52.9 million at June 30, 2017. The $6.5 million includes earnings during the twelve month period totaling $8.7 million and stock option activity totaling $0.4 million. These items were partially offset by a decrease in net unrealized gains on investment securities of $1.4 million, a $0.10 per share cash dividend, paid in November 2016 and a $0.14 per share cash dividend paid in May 2017. The two cash dividends totaled $1.2 million.

In May, 2017 the Company’s outstanding warrant, which represented the right to purchase 150,000 shares of common stock at $5.25 per share, was exercised in a cashless exercise resulting in the issuance of 108,111 common shares.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $6.9 million for the three months ended June 30, 2017, an increase of $1.1 million, or 18%, from $5.8 million for the same period in 2016. The increase in net interest income includes an increase of $1 million in interest income; the largest component of which was an increase in interest and fees on loans of $880 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $50.8 million and an increase in yield on loans of 16 basis points from 5.32% during the 2016 quarter to 5.48% during the current quarter. We attribute this increase in yield primarily to an increase in the prime interest rate as well as a decrease in net loan costs of $103 thousand. Interest expense declined by $3 thousand related to a decline in the average balance of the Plumas Bancorp’s note payable from $3.2 million during the three months ended June 30, 2016 to $470 thousand during the current quarter. Net interest margin for the three months ended March 31, 2017 increased 25 basis points to 4.51%, up from 4.26% for the same period in 2016.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2017 was $13.4 million, an increase of $1.8 million from the $11.6 million earned during the same period in 2016. Driven mostly by an increase in average loan balances, interest income increased by $1.8 million while interest expense, which benefited from the payoff of the Bancorp’s note payable in April of 2017, declined by $7 thousand. Net interest margin for the six months ended June 30, 2017 increased 18 basis points to 4.41%, up from 4.23% for the same period in 2016.

Non-Interest Income/Expense

During the three months ended June 30, 2017, non-interest income totaled $2.4 million, an increase of $327 thousand from the three months ended June 30, 2016. The largest component of this increase was a $227 thousand increase in gains on sale of SBA loans from $559 thousand during the three months ended June 30, 2016 to $786 thousand during the current quarter. Proceeds from SBA loan sales totaled $13.1 million during the current quarter and $9.0 million during the 2016 quarter. Loans originated for sale totaled $8.5 million during the three months ended June 30, 2017 and $6.2 million during the three months ended June 30, 2016.

During the six months ended June 30, 2017, non-interest income totaled $4.4 million, an increase of $723 thousand from the six months ended June 30, 2016. The largest component of this increase was a $422 thousand increase in gains on sale of SBA loans from $892 thousand during the six months ended June 30, 2016 to $1.3 million during the current period. Proceeds from SBA loan sales totaled $22.3 million during the current period and $15.3 million during the six months ended June 30, 2016. Loans originated for sale totaled $19.7 million during the six months ended June 30, 2017 and $14.9 million during the six months ended June 30, 2016. In addition, service charge income increased by $208 thousand during the comparison period mostly related to an increase in interchange income on debit card transactions and an increase in service charges on deposit accounts.

During the three months ended June 30, 2017, total non-interest expense increased by $212 thousand, or 5%, to $4.9 million, up from $4.7 million for the comparable period in 2016. This increase was primarily related to an increase of $306 thousand in salary and benefit expense. Salary expense increased by $112 thousand to $2.2 million related to additions to staff and merit and promotion increases. Commission expense related to our SBA operations increased by $74 thousand consistent with the increase in SBA activity. During the six months ended June 30, 2017, total non-interest expense increased by $662 thousand to $10 million mostly related to a $625 thousand increase in salary and benefit expense. The three largest components of the increase were increases of $255 thousand in salary expense, $139 thousand in accrued bonus expense and $106 thousand in commissions.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates four loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Avenue
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2017	2016	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$68,851	$40,965	$27,886	68.1%
Investment securities	112,329	99,426	12,903	13.0%
Loans, net of allowance for loan losses	471,418	426,679	44,739	10.5%
Premises and equipment, net	11,459	12,097	(638)	-5.3%
Bank owned life insurance	12,695	12,358	337	2.7%
Real estate acquired through foreclosure	844	2,817	(1,973)	-70.0%
Accrued interest receivable and other assets	12,292	9,700	2,592	26.7%
Total assets	$689,888	$604,042	$85,846	14.2%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$616,159	$534,634	$81,525	15.2%
Accrued interest payable and other liabilities	10,491	10,061	430	4.3%
Note payable	-	2,625	(2,625)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	636,960	557,630	79,330	14.2%
Common stock	6,252	5,746	506	8.8%
Retained earnings	46,884	39,473	7,411	18.8%
Accumulated other comprehensive (loss) income, net	(208)	1,193	(1,401)	-117.4%
Shareholders’ equity	52,928	46,412	6,516	14.0%
Total liabilities and shareholders’ equity	$689,888	$604,042	$85,846	14.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2017	2016	Dollar Change	Percentage Change

Interest income	$7,119	$6,077	$1,042	17.1%
Interest expense	244	247	(3)	-1.2%
Net interest income before provision for loan losses	6,875	5,830	1,045	17.9%
Provision for loan losses	200	200	-	0.0%
Net interest income after provision for loan losses	6,675	5,630	1,045	18.6%
Non-interest income	2,382	2,055	327	15.9%
Non-interest expense	4,892	4,680	212	4.5%
Income before income taxes	4,165	3,005	1,160	38.6%
Provision for income taxes	1,624	1,168	456	39.0%
Net income	$2,541	$1,837	$704	38.3%

Basic earnings per share	$0.51	$0.38	$0.13	34.2%
Diluted earnings per share	$0.49	$0.36	$0.13	36.1%

FOR THE SIX MONTHS ENDED JUNE 30,	2017	2016	Dollar Change	Percentage Change

Interest income	$13,884	$12,077	$1,807	15.0%
Interest expense	502	509	(7)	-1.4%
Net interest income before provision for loan losses	13,382	11,568	1,814	15.7%
Provision for loan losses	400	400	-	0.0%
Net interest income after provision for loan losses	12,982	11,168	1,814	16.2%
Non-interest income	4,430	3,707	723	19.5%
Non-interest expense	9,975	9,313	662	7.1%
Income before income taxes	7,437	5,562	1,875	33.7%
Provision for income taxes	2,832	2,152	680	31.6%
Net income	$4,605	$3,410	$1,195	35.0%

Basic earnings per share	$0.93	$0.70	$0.23	32.9%
Diluted earnings per share	$0.89	$0.67	$0.22	32.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
EARNINGS PER SHARE
Basic earnings per share	$0.51	$0.42	$0.38	$0.93	$0.70
Diluted earnings per share	$0.49	$0.40	$0.36	$0.89	$0.67
Weighted average shares outstanding	5,001	4,911	4,857	4,956	4,849
Weighted average diluted shares outstanding	5,180	5,164	5,047	5,173	5,057
Cash dividends paid per share (1)	$0.14	$-	$-	$0.14	$-

PERFORMANCE RATIOS (annualized)
Return on average assets	1.54%	1.26%	1.23%	1.40%	1.15%
Return on average equity	19.7%	16.9%	16.3%	18.3%	15.3%
Yield on earning assets	4.67%	4.47%	4.44%	4.57%	4.42%
Rate paid on interest-bearing liabilities	0.27%	0.28%	0.29%	0.27%	0.30%
Net interest margin	4.51%	4.30%	4.26%	4.41%	4.23%
Noninterest income to average assets	1.44%	1.25%	1.38%	1.35%	1.25%
Noninterest expense to average assets	2.96%	3.10%	3.15%	3.03%	3.13%
Efficiency ratio	52.8%	59.4%	59.4%	56.0%	61.0%

	6/30/2017	3/31/2017	6/30/2016	12/31/2016	12/31/2015
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,855	$6,743	$6,430	$6,549	$6,078
Allowance for loan losses as a percentage of total loans	1.44%	1.43%	1.49%	1.42%	1.52%
Nonperforming loans	$2,910	$3,107	$2,968	$2,724	$4,546
Nonperforming assets	$3,754	$3,758	$5,796	$3,471	$6,332
Nonperforming loans as a percentage of total loans	0.61%	0.66%	0.69%	0.59%	1.13%
Nonperforming assets as a percentage of total assets	0.54%	0.57%	0.96%	0.53%	1.06%
Year-to-date net charge-offs	$94	$6	$48	$329	$473
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.04%	0.01%	0.02%	0.08%	0.12%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,043	4,927	4,862	4,897	4,835
Tangible common equity	$52,844	$50,450	$46,321	$47,907	$42,402
Tangible book value per common share	$10.48	$10.24	$9.53	$9.78	$8.77
Tangible common equity to total assets	7.7%	7.6%	7.7%	7.3%	7.1%
Gross loans to deposits	77.3%	79.8%	80.7%	79.2%	76.0%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.2%	9.4%	9.5%	9.2%	9.4%
Common Equity Tier 1 Ratio	11.8%	12.3%	12.0%	12.1%	12.7%
Tier 1 Risk-Based Capital Ratio	11.8%	12.3%	12.0%	12.1%	12.7%
Total Risk-Based Capital Ratio	13.0%	13.6%	13.3%	13.3%	14.0%

(1) The Company paid a semi-annual dividend of 14 cents per share on May 15, 2017 and 10 cents per share on November 21,2016.